ADDENDUM AND MODIFICATION TO EMPLOYMENT AGREEMENT

     This ADDENDUM AND MODIFICATION TO EMPLOYMENT AGREEMENT ("Agreement") is made and entered into this ___ day of May, 1999, by and between The Network Connection, Inc. ("TNCI") and Wilbur L. Riner, Sr. ("Employee").

     WHEREAS, the parties entered into an Employment Agreement or related agreements on or about October 31, 1998 (the "Employment Agreement"); and

     WHEREAS, TNCI and Interactive Flight Technologies, Inc. ("IFT") entered into an Asset Purchase and Sale Agreement, dated April 29, 1999 (the "Asset Purchase Agreement"), and contemplate that IFT shall sell certain assets and business interests to TNCI in exchange for shares of TNCI's capital stock (the "Transaction"); and

     WHEREAS, the Transaction is anticipated to benefit TNCI and its employees, including Employee; and

     WHEREAS, TNCI and Employee desire to modify their respective rights and obligations under the Employment Contract to allow the Transaction to occur for their mutual benefit;

     NOW THEREFORE in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties to this Agreement hereby agree as follows:

     1. Provided that the Transaction closes on or before June 14, 1999, this Agreement supersedes any inconsistent terms of the Employment Agreement, specifically including all of paragraphs 6 and 7, but all other terms of the Employment Agreement shall remain in full force and effect. In the event the Transaction fails to close on or before June 14, 1999, this Agreement shall be without effect.

     2. Employee waives and relinquishes any and all rights pursuant to Section 7 of the Employment Agreement ("Severance"). Employee further waives and relinquishes any and all rights under the original Employment Agreement or otherwise relating to relocation; Employee understands that relocation may be required and does not provide any right to terminate this Agreement or receive any benefits or payments (other than reimbursement of reasonable expenses as approved by TNCI in advance).

     3. TNCI shall employee Employee, and Employee agrees to be employed with TNCI, according to the terms set forth herein. Employee shall be employed as Executive Vice President Business Development, with assignments to be determined from time to time by the TNCI board of directors. The term of such employment shall be two (2) years from the date the Transaction actually closes. During this term, Employee may be terminated for "cause" or for "no cause." For purposes of this Agreement, "cause" shall be deemed to mean TNCI's reasonable belief that any of the following has occurred:
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     i.   the  recurring  or continued  failure of Employee to perform  material duties assigned to Employee after a written demand by TNCI identifying the manner in which it believes Employee has not performed his duties and Employee's subsequent failure to cure the identified problem within a reasonable time; or

     ii. the Employee's commission of fraud or dishonesty, or willful conduct that (actually or potentially) significantly impairs the reputation of, or harms, TNCI, its subsidiaries or affiliates; or

     iii. Wilful or reckless violation of TNCI's work rules, policies or regulations.

     4. After the initial two (2) year term of this Agreement, Employee's employment shall terminate unless the parties otherwise agree in writing.

     5. In the event Employee is terminated during the term of this Agreement by TNCI for "no cause," Employee shall be entitled to receive a gross severance benefit equal to the lesser of (a) one (1) year's base salary, or (b) Employee's base salary for the remaining term of this Agreement. Any severance benefit paid pursuant to this paragraph shall be payable (subject to payroll deductions) 50% at the time of termination and the remaining 50% in six monthly installments. In addition, as part of the severance, in the event Employee elects health care benefits continuation under COBRA, TNCI shall pay or reimburse the cost of Employee's premiums until Employee obtains alternative health care coverage, up to a maximum of twelve (12) months. No severance pay shall be due in the event Employee is terminated "for cause" at any time, or resigns or otherwise initiates termination for any reason.

     6. In view of the move of corporate headquarters to Arizona and the parties interests in uniform interpretation of its rights and obligations, this Agreement and the Employment Agreement shall be interpreted according to the laws of the State of Arizona as governs transactions occurring wholly within the State of Arizona between Arizona residents. Any dispute related to this Agreement or the Employment Agreement, including any arbitration initiated pursuant to paragraph 12 of the Employment Agreement shall be venued in Maricopa County, Arizona.
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     7. This writing  constitutes the entire  agreement among the parties hereto with respect to the subject matter hereof and shall not be altered or amended except in a writing signed by the parties whose rights or obligations are affected by such amendment or alteration.

     IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the day and year first written above.

                                        THE NETWORK CONNECTION, INC.


May 14, 1999                            By: /s/ Wilbur S. Riner, Sr.
-------------------------------            -------------------------------------
Dated                                      Wilbur S. Riner, Sr.


-------------------------------         By: /s/ Wilbur S. Riner
Dated                                      -------------------------------------
                                            The Network Connection, Inc.